EXHIBIT 99.1

Eagle Bancorp Montana Profits More than Double to $792,000 and Revenues Grow 20% in 2Q15 from 1Q15; Increased Regular Quarterly Cash Dividend to $0.0775 per Share and Announces Stock Repurchase Plan

HELENA, Mont., July 28, 2015 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ:EBMT), (the "Company," "Eagle"), the holding company of Opportunity Bank of Montana, today reported net income more than doubled to $792,000, or $0.21 per diluted share, in the second quarter of 2015 from $386,000, or $0.10 per diluted share in the preceding quarter, reflecting strong loan growth and expanding net interest margin. In the second quarter a year ago Eagle's net income was $862,000, or $0.21 per diluted share, which included a $423,000 tax benefit. In the first six months of 2015, Eagle's earnings increased 21.4% to $1.2 million, or $0.30 per diluted share, compared to $970,000, or $0.24 per diluted share, in the first six months of 2014.

"We are capitalizing on Montana's economic strength, which is fueling demand for loans in all our markets," said Peter J. Johnson, President and CEO. "We generated another solid quarter of loan growth, with both commercial and residential projects contributing to portfolio expansion and producing strong revenues in both the second quarter and first half of the year. With the expanding loan portfolio generating strong yields, our net interest margin increased for both the quarter and the first half of the year."

Eagle's board of directors increased its regular quarterly cash dividend to $0.0775 per share, a 3.3% increase over its previous quarterly dividend. The dividend will be payable September 4, 2015 to shareholders of record August 14, 2015.

Second Quarter 2015 Highlights (at or for the three month period ended June 30, 2015, except where noted)

  Net income was $792,000, or $0.21 per diluted share in the second quarter, compared to $862,000, or $0.21 per diluted share in the second quarter a year ago.
  Revenues (net interest income before the provision for loan losses, plus non-interest income) increased 22.3% to $7.8 million compared to $6.4 million in the second quarter a year ago.
  Net interest margin improved 11 basis points to 3.46% in the second quarter, compared to 3.35% in the preceding quarter and increased 14 basis points when compared to 3.32% in the second quarter a year earlier.
  Total loans increased 6.5% to $358.4 million at June 30, 2015, compared to $336.4 million three months earlier and increased 29.8% compared to $276.1 million a year earlier.
  Commercial real estate loans increased 51.9% to $139.8 million and commercial loans increased 34.8% to $46.4 million, from a year ago.
  Total deposits increased 9.0% to $465.6 million, compared to $452.7 million in the previous quarter and $427.0 million a year earlier.
  Credit quality remained excellent with nonperforming assets at $1.2 million, or 0.21% of total assets at June 30, 2015, compared to $865,000, or 0.15% of total assets at March 31, 2015, and $980,000, or 0.18% of total assets a year ago.
  Capital ratios remain strong with a tangible shareholders equity ratio of 10.61% at June 30, 2015.
  Increased its regular quarterly cash dividend to $0.0775 per share, providing a 2.8% current yield at recent market prices.

Balance Sheet Results

"Loan activity is improving across all loan categories, particularly in commercial real estate, commercial loans and residential loans, and we expect this trend to continue throughout 2015," said Johnson.  Total loans increased 6.5% to $358.4 million at June 30, 2015, compared to $336.4 million three months earlier and increased 29.8% compared to $276.1 million a year earlier.

"Mortgage lending continues to be robust in all of our markets, particularly in our Missoula market. As a result, we originated $65.5 million in new residential mortgages during the quarter, excluding construction loans, and sold $59.1 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 2.85%. This production compares to residential mortgage originations of $57.6 million in the preceding quarter with sales of $54.7 million," noted Johnson.

Commercial real estate loans increased 51.9% to $139.8 million at June 30, 2015, compared to $92.0 million a year earlier, while residential mortgage loans increased 15.7% to $106.9 million compared to $92.3 million a year earlier. Commercial loans increased 34.8% to $46.4 million, home equity loans increased 8.1% to $40.9 million and construction loans increased 51.9% to $10.5 million, compared to a year ago.

Eagle's total deposits increased 9.0% to $465.6 million at June 30, 2015, compared to $427.0 million a year earlier and were up 2.8% compared to $452.7 million at March 31, 2015. As of June 30, 2015, checking and money market accounts represent 51.9%, savings accounts represent 14.2%, and CDs comprise 33.9% of the total deposit portfolio.

Total assets increased 8.2% to $583.4 million at June 30, 2015, compared to $539.1 million a year earlier, and increased 4.3% compared to $559.4 million three months earlier. Shareholders' equity improved to $53.7 million at June 30, 2015, compared to $51.7 million year ago, and was down slightly compared to $54.8 million three months earlier. Tangible book value was $12.05 per share at June 30, 2015, compared to $12.34 per share at March 31, 2015 and $11.22 per share a year earlier. The year-over-year increase continues to be a result of steady growth in earnings and increases in the fair value of the investment portfolio caused by lower interest rates.

Operating Results

Eagle's second quarter revenues increased 9.3% to $7.8 million compared to $7.1 million in the preceding quarter and increased 22.3% compared to $6.4 million in the second quarter a year ago.  Year-to-date revenues increased 21.0% to $14.9 million compared to $12.3 million in the first six months of 2014. Net interest income before the provision for loan loss increased 6.3% to $4.5 million in the second quarter compared to $4.2 million in the preceding quarter and increased 12.3% compared to $4.0 million in the second quarter a year ago.

"Our net interest margin improved during the quarter, largely due to improved yield on earning assets," said Johnson. Eagle's net interest margin improved 11 basis points to 3.46% in the second quarter compared to 3.35% in the preceding quarter and increased 14 basis points compared to 3.32% in the second quarter a year ago.  Funding costs for the quarter were down one basis point while asset yields increased 13 basis points compared to a year ago.  The investment securities portfolio decreased to $148.8 million at June 30, 2015, compared to $189.6 million a year ago, which increased average yields on earning asset balances moderately. In the first six months of the year, Eagle's net interest margin was 3.41% compared to 3.27% in the first six months a year earlier.

Noninterest income was $3.3 million in the second quarter which was a 13.6% increase compared to $2.9 million in the preceding quarter and a 39.3% increase compared to $2.4 million in the second quarter a year ago.

The increase was primarily due to both a $310,000 gain on sale of fixed assets resulting from the sale of a branch building as well as the net gain on the sale of loans, which increased 13.8% to $1.9 million, compared to $1.6 million in the preceding quarter and increased 55.2% compared to $1.2 million in the second quarter a year ago. "Montana's new home purchase activity continued its robust pace again this quarter, and the housing market continues to improve," said Johnson.  Year-to-date, noninterest income increased 37.6% to $6.2 million compared to $4.5 million in the six month period a year earlier.

Second quarter noninterest expenses were $6.5 million compared to $6.4 million in the preceding quarter and $5.7 million in the second quarter one year ago.   In the first six months of 2015, noninterest expense increased to $12.8 million compared to $11.4 million in the first six months of 2014. The year-over-year increase for both the quarter and year-to-date periods is primarily due to higher salary and employee benefits, part of which is attributed to commission-based compensation related to the robust loan growth.

Credit Quality

"We increased our provision for loan losses again this quarter to keep pace with loan growth," noted Johnson. The provision for the second quarter was $328,000, compared to $322,000 in the preceding quarter and $168,000 in the second quarter a year ago. As of June 30, 2015, the allowance for loan losses represented 501.7% of nonperforming loans compared to 1,177.1% three months earlier and 407.1% a year earlier.

At June 30, 2015, nonperforming loans (NPLs) were $588,000, compared to $223,000 three months earlier, and $522,000 a year ago. Net charge-offs totaled $3,000 in the second quarter, compared to $147,000 in the preceding quarter and $218,000 in the second quarter a year ago. The allowance for loan losses was $3.0 million, or 0.82% of total loans at June 30, 2015, compared to $2.6 million, or 0.78% of total loans at March 31, 2015, and $2.2 million, or 0.79% of total loans a year ago.

OREO and other repossessed assets was $623,000 at June 30, 2015, which was down slightly compared to $642,000 at March 31, 2015.  Nonperforming assets (NPAs), consisting of nonperforming loans, OREO and other repossessed assets, loans delinquent 90 days or more, and restructured loans, were $1.2 million at June 30, 2015, compared to $865,000 three months earlier, and $980,000 a year ago.

Capital Management

Eagle Bancorp Montana continues to be well capitalized with a shareholder equity to tangible asset ratio of 10.61% at June 30, 2015.  (Shareholder equity, plus trust preferred securities and subordinated debt, less goodwill and core deposit intangible to tangible assets).

During the quarter, Eagle booked $10.0 million in subordinated debt.  The subordinated notes were issued on June 19, 2015, bear a fixed rate of interest of 6.75% per annum, payable quarterly, and mature on June 19, 2025.  The net cash proceeds from the sale of the subordinated notes were $9.9 million, and the subordinated notes are expected to qualify as Tier 2 capital for regulatory purposes. The net proceeds from the offering are expected to be used for general corporate purposes to support organic growth and fund acquisitions should appropriate opportunities arise.

"This gives us an opportunity to build out our business plan and meet the growing demand from our clients," said Johnson. "Subordinated notes are a very cost effective way to raise regulatory capital."

Stock Repurchase

Eagle announced that its Board of Directors has authorized the repurchase of up to 100,000 shares of its common stock, representing approximately 2.6% of outstanding shares. Under the plan, shares may be purchased by the company on the open market or in privately negotiated transactions. The extent to which the company repurchases its shares and the timing of such repurchase will depend upon market conditions and other corporate considerations.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana and is the holding company of Opportunity Bank, a community bank established in 1922 that serves consumers and small businesses in Southern Montana through 13 banking offices. Additional information is available on the bank's website at www.opportunitybank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Select Market under the symbol "EBMT."

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; and other economic, governmental, competitive, regulatory and technological factors that may affect our operations. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Audited)
	June 30, 2015	March 31, 2015	June 30, 2014

Assets:
Cash and due from banks	$ 8,108	$ 3,506	$ 6,208
Interest-bearing deposits with banks	619	1,244	611
Federal funds sold	--	--	--
Total cash and cash equivalents	8,727	4,750	6,819
Securities available-for-sale, at market value	148,766	152,239	189,553
FHLB stock, at cost	2,326	1,967	1,878
FRB stock	642	641	--
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Loans held-for-sale	17,184	17,021	17,245
Loans:
Residential mortgage (1-4 family)	106,852	104,546	92,321
Commercial loans	46,372	38,625	34,412
Commercial real estate	139,812	131,110	92,043
Construction loans	10,513	8,711	6,923
Consumer loans	14,480	13,664	12,964
Home equity	40,946	40,312	37,866
Unearned loan fees	(605)	(553)	(413)
Total loans	358,370	336,415	276,116
Allowance for loan losses	(2,950)	(2,625)	(2,125)
Net loans	355,420	333,790	273,991
Accrued interest and dividends receivable	2,337	2,146	2,429
Mortgage servicing rights, net	4,517	4,271	3,756
Premises and equipment, net	18,459	19,694	20,101
Cash surrender value of life insurance	11,898	11,816	11,082
Real estate and other assets acquired in settlement of loans, net	623	642	458
Goodwill	7,034	7,034	7,034
Core deposit intangible	588	625	745
Other assets	4,691	2,574	3,862
Total assets	$ 583,367	$ 559,365	$ 539,108

Liabilities:
Deposit accounts:
Noninterest bearing	69,565	65,877	58,432
Interest bearing	396,016	386,822	368,613
Total deposits	465,581	452,699	427,045
Accrued expense and other liabilities	5,463	4,050	3,749
Federal funds purchased	--	--	--
FHLB advances and other borrowings	43,611	42,640	51,454
Subordinated debentures, net	15,005	5,155	5,155
Total liabilities	529,660	504,544	487,403

Shareholders' Equity:
Preferred stock (no par value; 1,000,000 shares authorized; none issued or outstanding)	--	--	--
Common stock (par value $0.01; 8,000,000 shares authorized; 4,083,127 shares issued; 3,822,981; 3,822,981; 3,916,233 outstanding at June 30, 2015, March 31, 2015 and June 30, 2014, respectively)	41	41	41
Additional paid-in capital	22,129	22,126	22,123
Unallocated common stock held by employee stock ownership plan (ESOP)	(1,057)	(1,099)	(1,224)
Treasury stock, at cost (260,146 shares at June 30, 2015, 260,146 shares at March 31, 2015 and 166,894 shares at June 30, 2014)	(2,810)	(2,810)	(1,800)
Retained earnings	36,490	35,983	34,824
Accumulated other comprehensive (loss) income	(1,086)	580	(2,259)
Total shareholders' equity	53,707	54,821	51,705
Total liabilities and shareholders' equity	$ 583,367	$ 559,365	$ 539,108

Income Statement	(Unaudited)			(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2015	2015	2014	2015	2014
Interest and dividend Income:
Interest and fees on loans	$ 4,255	$ 3,962	$ 3,379	$ 8,217	$ 6,633
Securities available-for-sale	737	759	1,117	1,496	2,183
FRB and FHLB dividends	20	--	--	20	--
Interest on deposits with banks	3	3	3	6	4
Total interest and dividend income	5,015	4,724	4,499	9,739	8,820
Interest Expense:
Interest expense on deposits	356	337	332	693	661
Advances and other borrowings	128	143	147	271	299
Subordinated debentures	42	21	21	63	42
Total interest expense	526	501	500	1,027	1,002
Net interest income	4,489	4,223	3,999	8,712	7,818
Loan loss provision	328	322	168	650	296
Net interest income after loan loss provision	4,161	3,901	3,831	8,062	7,522

Noninterest income:
Service charges on deposit accounts	243	223	253	466	479
Net gain on sale of loans	1,856	1,631	1,196	3,487	2,032
Mortgage loan servicing fees	422	415	360	837	719
Net gain on sale of available-for-sale securities	48	186	41	234	237
Net loss on fair value hedge	--	(93)	(62)	(93)	(134)
Other income	706	520	563	1,226	1,141
Total noninterest income	3,275	2,882	2,351	6,157	4,474

Noninterest expense:
Salaries and employee benefits	3,639	3,379	3,183	7,018	6,392
Occupancy and equipment expense	733	736	688	1,469	1,399
Data processing	536	509	481	1,045	939
Advertising	174	219	148	393	359
Amortization of mortgage servicing fees	205	217	164	422	296
Amortization of core deposit intangible and tax credits	101	100	105	201	210
Federal insurance premiums	73	95	19	168	103
Postage	43	46	43	89	83
Legal, accounting and examination fees	133	156	175	289	286
Consulting fees	211	240	218	451	382
Write-down on OREO	--	--	10	--	10
Other expense	624	664	509	1,288	983
Total noninterest expense	6,472	6,361	5,743	12,833	11,442

Income before income taxes	964	422	439	1,386	554
Income tax provision (benefit)	172	36	(423)	208	(416)
Net income	$ 792	$ 386	$ 862	$ 1,178	$ 970

Basic earnings per share	$ 0.21	$ 0.10	$ 0.22	$ 0.31	$ 0.25
Diluted earnings per share	$ 0.21	$ 0.10	$ 0.21	$ 0.30	$ 0.24
Weighted average shares outstanding (basic EPS)	3,822,981	3,844,617	3,916,233	3,833,739	3,916,233
Weighted average shares outstanding (diluted EPS)	3,860,236	3,881,872	3,971,036	3,870,994	3,971,036

Financial Ratios and Other Data
(Dollars in thousands, except per share data)
(Unaudited)	June 30	March 31	December 31	June 30
	2015	2015	2014	2014
Asset Quality:
Nonaccrual loans	$ 541	$ 176	$ 962	$ 342
Loans 90 days past due	--	--	--	--
Restructured loans, net	47	47	48	180
Total nonperforming loans	588	223	1,010	522
Other real estate owned and other repossessed assets	623	642	637	458
Total nonperforming assets	$ 1,211	$ 865	$ 1,647	$ 980
Nonperforming loans / portfolio loans	0.16%	0.07%	0.32%	0.19%
Nonperforming assets / assets	0.21%	0.15%	0.29%	0.18%
Allowance for loan losses / portfolio loans	0.82%	0.78%	0.77%	0.79%
Allowance / nonperforming loans	501.70%	1,177.13%	242.57%	407.09%
Gross loan charge-offs for the quarter	$ 4	$ 148	$ 168	$ 236
Gross loan recoveries for the quarter	$ 1	$ 1	$ 18	$ 18
Net loan charge-offs for the quarter	$ 3	$ 147	$ 150	$ 218

Capital Data (At quarter end):
Tangible book value per share	$ 12.05	$ 12.34	$ 12.07	$ 11.22
Shares outstanding	3,822,981	3,822,981	3,878,781	3,916,233

Profitability Ratios (For the quarter):
Efficiency ratio*	82.06%	88.12%	88.06%	88.79%
Return on average assets	0.56%	0.28%	0.67%	0.31%
Return on average equity	5.96%	2.82%	6.92%	3.26%
Net interest margin	3.46%	3.35%	3.47%	3.32%

Profitability Ratios (Year-to-date):
Efficiency ratio *	84.96%	88.12%	86.10%	88.94%
Return on average assets	0.42%	0.28%	0.60%	0.32%
Return on average equity	4.39%	2.82%	6.20%	3.38%
Net interest margin	3.41%	3.35%	3.40%	3.27%

Other Information
Average total assets for the quarter	$ 567,553	$ 550,980	$ 552,845	$ 528,435
Average total assets year to date	$ 559,524	$ 550,980	$ 550,447	$ 515,472
Average earning assets for the quarter	$ 518,291	$ 503,894	$ 506,380	$ 481,715
Average earning assets year to date	$ 511,356	$ 503,894	$ 503,927	$ 466,057
Average loans for the quarter **	$ 360,782	$ 339,007	$ 325,842	$ 281,557
Average loans year to date **	$ 349,895	$ 339,007	$ 315,316	$ 260,825
Average equity for the quarter	$ 53,193	$ 54,847	$ 53,414	$ 50,627
Average equity year to date	$ 53,642	$ 54,847	$ 52,971	$ 49,136
Average deposits for the quarter	$ 457,743	$ 445,655	$ 440,999	$ 432,033
Average deposits year to date	$ 451,931	$ 445,655	$ 438,751	$ 428,676

* The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.
** includes loans held for sale
CONTACT: Peter J. Johnson, President and CEO
         (406) 457-4006
         Laura F. Clark, SVP and CFO
         (406) 457-4007